Exhibit 10.37

STONEMOR

AMENDED AND RESTATED

2019 LONG-TERM INCENTIVE PLAN

OPTION AGREEMENT

Grant Date:	December __, 2019 (the “Grant Date”)
Name of Participant:	____________________ (the “Participant”)
Number of Units subject to Option:	_________ (the “Units”)
Per Unit Exercise Price:	_________ (the “Exercise Price Per Unit”)

This OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date, is entered into by and between StoneMor GP LLC, a Delaware limited liability company, the general partner (“General Partner”) of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and the Participant, pursuant to which the Participant has been granted an option (the “Option”) to purchase, for the Exercise Price Per Unit, up to the number of Units set forth above pursuant to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan. As used herein, the term “Partnership” shall also be deemed to refer to the term “Company” as defined in the Plan. The Option is not intended to be subject to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.Terms. The terms and conditions of the Option granted hereby, to the extent not superseded by the terms and conditions contained in the Plan, are as follows:

(a)Price. The price at which each Unit may be purchased shall be the Exercise Price Per Unit set forth above, subject to any adjustments that may be made pursuant to the terms of the Plan.

(b)Vesting. Except as otherwise provided herein, the Option shall vest and become exercisable according to the following schedule, so long as the Participant remains continuously employed by the General Partner or an Affiliate from the Grant Date through each vesting date set forth below:

Vesting Date	Portion of the Option that Vests and becomes Exercisable
First anniversary of the Grant Date	1/3
Second anniversary of the Grant Date	1/3
Third anniversary of the Grant Date	1/3

(c)Exercise Limitation.  The Option may be exercised only to the extent that it is vested and may, to the extent vested, be exercised in whole or in part. Except as set forth in Section 5, (i) the Participant may not exercise the Option unless at the time of exercise the Participant has been employed by the General Partner or an Affiliate continuously since the Grant Date, and (ii) the unvested portion of the Option shall terminate and be forfeited immediately on the date the Participant ceases to be an employee of the General Partner or an Affiliate. The Option shall be exercisable during the lifetime of the Participant only by the Participant or the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(d)Expiration. The Option shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”) and, notwithstanding anything contained to the contrary herein, no portion of the Option shall be exercisable after such date.

2.Exercise and Payment.

(a)Manner of Exercise. The Participant (or his or her representative, guardian, devisee or heir, as applicable) may exercise any portion of the Option that has become vested in accordance with the terms of this Agreement as to all or any of the Units by giving written notice of exercise to the Partnership, in the form attached hereto as Exhibit A, specifying the number of Units to be purchased and accompanying such notice with payment of the Exercise Price Per Unit for each Unit purchased. The election shall state the address to which distributions, notices, reports, or similar information are to be sent. If the Partnership has elected to issue certificates for Units, only one certificate evidencing the Units will be issued unless the Participant otherwise requests in writing. Units purchased upon exercise of the Option will be issued in the name of the Participant. The Participant shall not be entitled to any rights and privileges as a unitholder of the Partnership in respect of any of the Units covered by the Option until such Units shall have been purchased pursuant to the exercise of the Option by the Participant in accordance with the foregoing.

(b)Payment. The Participant acknowledges and agrees that, upon the exercise of the Option, payment of the Exercise Price Per Unit shall automatically be made through a cashless exercise (i.e., “net settlement”), unless, prior to such exercise, (i) the Committee determines that, notwithstanding the foregoing, payment of the Exercise Price Per Unit shall instead be made through the delivery by the Participant (or any other person permitted to exercise the Option in the event of the Participant’s death) of cash or cash equivalents (including from wages or other compensation payable to the Participant) or (ii) the Committee allows the Participant (or any person permitted to exercise the Option in the event of the Participant’s death) to make other arrangements satisfactory to the General Partner or its Affiliate for the satisfaction of the Exercise Price Per Unit, which arrangements include the delivery of Units (including previously owned Units or through a broker-assisted exercise, or other reduction of the amount of Units otherwise issuable pursuant to the Option), other property, or any other legal consideration the Committee deems appropriate.

3.The Plan. It is understood that the Plan is incorporated into this Agreement by reference and made a part of this Agreement as if fully set forth in this Agreement. In the event there shall be any conflict between the Plan and this Agreement, the terms of the Plan shall control. The Committee shall have authority to interpret this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of the Option and other options granted under the Plan.

4.Withholding Tax. The Participant acknowledges and agrees that, upon the exercise of the Option, applicable withholding taxes and other tax obligations relating to the Option shall automatically be satisfied through a net settlement of Units otherwise issuable or deliverable pursuant to the Option unless, prior to such exercise, (i) the Committee determines that, notwithstanding the foregoing, payment of applicable withholding taxes and other tax obligations relating to the Option shall instead be made through the delivery by the Participant (or any person permitted to exercise the Option in the event of the Participant’s death) of cash or cash equivalents (including from wages or other compensation payable to the Participant) or (ii) the Committee allows the Participant (or any person permitted to exercise the Option in the event of the Participant’s death) to make other arrangements satisfactory to the General Partner or its Affiliate for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to the Option, which arrangements include the delivery of Units (including previously owned Units, a broker-assisted sale), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of owned Units, the maximum number of Units that may be so withheld (or surrendered) shall be the number of Units that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the General Partner or its Affiliate with respect to such Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the vesting, exercise or settlement of the Award or disposition of the underlying Units and that the Participant has been advised, and hereby is advised, to consult a tax advisor prior to such vesting, exercise or settlement. The Participant represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

5.Termination; Change of Control.

(a)Termination. Subject to Section 5(b), if the Participant’s employment with the General Partner or its Affiliate shall be terminated by the General Partner or such Affiliate or by the Participant for any reason, then the Participant shall be entitled to exercise the Option (only to the extent vested) for a period of 90 calendar days following the date of the termination of such employment.

(b)Change of Control. Notwithstanding anything contained herein to the contrary, upon the consummation of a Change of Control (as defined below) on or before the termination of the Participant’s employment with the General Partner or its Affiliate, the Option shall immediately become fully vested and be fully exercisable and remain exercisable until the expiration date of the Option regardless of whether the Participant’s employment is terminated following such Change of Control. For purposes of this Agreement, notwithstanding anything to the contrary contained in the Plan, the term “Change of Control” shall mean any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange

Act, other than (i) members, limited partners, or other owners (as applicable) of the General Partner, the Partnership, or an Affiliate of either the General Partner or the Partnership, or (ii) the owners of the Corporation or any of its Affiliates, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization, or otherwise, of 50% or more of the voting power of the voting securities of the General Partner, the Partnership, or the Corporation, as applicable; provided that, for the avoidance of doubt, the consummation of the Conversion (as defined below) shall not be deemed a Change of Control under this Agreement. For purposes of this Agreement, the term “Conversion” means the reorganization transaction contemplated by that certain Merger and Reorganization Agreement, as amended to date, by and among the General Partner, the Partnership and the other entities thereto, pursuant to which the General Partner will convert to a Delaware corporation to be named StoneMor Inc. and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the General Partner, will be merged with and into the Partnership.

6.Non-Transferability. During the lifetime of the Participant, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Units underlying the Option have been exercised and issued, and all restrictions applicable to such Units have lapsed.  Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

7.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Units hereunder following each exercise of the Option will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Units may then be listed.  No Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Units may then be listed.  In addition, Units will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Units to be issued or (b) in the opinion of legal counsel to the General Partner or the Partnership, the Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the General Partner or the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the General Partner’s or the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Units hereunder will relieve the General Partner or the Partnership of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained.  As a condition to any issuance of Units hereunder, the General Partner or the Partnership may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

8.Rights as a Unitholder. The Participant shall have no rights as a unitholder of the Partnership with respect to any Units covered by the Option unless and until the Participant has become the holder of record of such Units, and no adjustments shall be made for distributions in cash or other property, dividends or other rights in respect of any such Units, except as otherwise specifically provided for in the Plan or this Agreement and as determined by the Board or the Committee, as applicable.

9.Execution of Receipts and Releases.  Any issuance or transfer of Units or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.  As a condition precedent to such payment or issuance, the General Partner or the Partnership may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of exercise with respect to purchased Units.

10.No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the Option thereunder pursuant to this Agreement, shall confer upon the Participant the right to continued employment by the General Partner or any Affiliate, or any other entity, or affect in any way the right of the General Partner or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the General Partner or the Partnership.

11.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the General Partner, the Partnership and their respective Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the General Partner, the Partnership or any Affiliate in obtaining such an injunction, including, without limitation, reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 11 shall be cumulative and in addition to any other remedies to which such party may be entitled.

12.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the General Partner or the Partnership:

StoneMor GP LLC

3600 Horizon Blvd.

Trevose, PA 19053, or its then current principal office

Attention: Chief Financial Officer

If to the Participant, to the address for the Participant indicated on the signature page to this Agreement (as such address may be updated by the Participant providing written notice to such effect to the General Partner or the Partnership).

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the General Partner or the Partnership or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

13.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the General Partner or the Partnership may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the General Partner or the Partnership. Electronic delivery may be via an electronic mail system or by reference to a location on an intranet to which the Participant has access. The Participant hereby consents to any and all procedures the General Partner or the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner or the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

14.Agreement to Furnish Information.  The Participant agrees to furnish to the General Partner or the Partnership all information requested by the General Partner or the Partnership to enable it to comply with any reporting or other requirement imposed upon the General Partner or the Partnership by or under any applicable statute or regulation.

15.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the General Partner (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the General Partner.

16.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

17.Clawback.  Notwithstanding any provision in this Agreement or the Plan to the contrary, vested Options and all Units issued hereunder may be subject to forfeiture, repurchase, recoupment and/or cancellation if (a) such action is required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (ii) any policy that may be adopted or amended by the Board from time to time, or (b) the Committee determines that such action is necessary because the Participant’s employment was terminated for “cause” (as defined in any employment agreement between the General Partner (or an Affiliate or other entity)) and the Participant or, in the absence of such a definition, the Committee determines that the Participant engaged in any act that materially adversely affected the reputation or business activities of the General Partner, the Partnership or their respective Affiliates or was convicted of a felony (other than traffic offenses) or any crime involving fraud, embezzlement, theft, or moral turpitude that was damaging or detrimental, or potentially damaging or detrimental, to the General Partner, the Partnership or their respective Affiliates.

18.Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

19.Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and this Section 19. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania. The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing. Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs. Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction. The Participant and the General Partner acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administrative expenses shall be borne by the General Partner. THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

20.Successors and Assigns. The General Partner or the Partnership may assign any of their rights under this Agreement without the Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner and the Partnership.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

21.Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

23.Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and the 409A Regulations and this Agreement shall be construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the General Partner, the Partnership and their respective Affiliates make no representations that the Option provided under this Agreement is exempt from or compliant with Section 409A of the Code and the 409A Regulations and in no event shall the General Partner, the Partnership or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Section 409A of the Code and the 409A Regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Grant Date.

STONEMOR PARTNERS L.P.

By:StoneMor GP LLC,

its general partner

By:

Name: Austin K. So

Its:  SVP, CLO & Secretary

PARTICIPANT:

Address:

EXHIBIT A

Option Exercise Notice

StoneMor GP LLC

3600 Horizon Blvd.

Trevose, PA 19053

Attention: Chief Financial Officer

I hereby elect to exercise the Option granted in the Option Agreement described below (the “Agreement”) pursuant to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”), with respect to the number of Units (terms capitalized but not defined in this notice are used as defined in the Agreement or the Plan, as applicable):

Grant Date:

Participant:

Number of Units for which the Option will be exercised:

Exercise Price:

Per Unit:$

Total:  $

In connection with this exercise, and in order to fulfill the requirements of the Agreement and the Plan, I represent and warrant to and agree with the General Partner and the Partnership as follows:

1.Securities Law Matters. I understand that the General Partner, the Partnership and their officers are relying upon the accuracy and completeness of the information set forth herein in complying with their obligations under applicable securities laws in connection with the sale to me of the Units for which the Option is being exercised and that neither the General Partner nor the Partnership is required to sell such Units to me unless it can do so in compliance with all applicable securities laws.

2.Survival of Covenants. I understand and agree that the provisions of the Plan and the Agreement will survive the issuance of Units to me and that I will continue to be bound thereby.

[Signature Page Follows]

THIS OPTION EXERCISE NOTICE is executed as of _______________, 20___.

PARTICIPANT

Signature:

Print name:

Date:

Address: